DTCC Data Repository (U.S.) LLC
Board Code of Ethics
1. Introduction
The DTCC Data Repository (U.S.) LLC Board Code of Ethics and Conflicts of Interest Policy (the "Code") applies to all Directors of DTCC Data Repository (U.S.) LLC (the "Company"). In this Code, the terms "Board" and "Directors" refer to members of the Board of Directors of the Company.
This Code is intended to focus Directors on their duties as fiduciaries and provide guidance to Directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, help foster a culture of honesty and accountability, and address actual and potential conflicts of interest.
In addition to this Code, Directors must comply with the Board Mission Statement and Charter and the Principles of Governance.
The actions of every Director affect the reputation and integrity of the Company. Therefore, it is essential that Directors take the time to review this Code and develop a working knowledge of its provisions. Each Director is required to complete a certificate attesting to compliance with the Code upon becoming a Director and, thereafter, on an annual basis.
Key Board responsibilities include:
- Acting honestly, in good faith and in the best interests of the Company and all of the users of the Company;
- Using best efforts to avoid conflicts between personal and professional interests as relate to the Company where possible;
- Disclosing any conflicts and otherwise pursuing the ethical handling of conflicts (whether actual or apparent) when conflicts or the appearance of conflicts are unavoidable;
- Complying with all applicable laws, regulations and policies of the Company;
- Promptly reporting any violations of this Code to the Chairman of the
Board or to the Counsel and the Chief Compliance Officer;
- Seeking guidance where necessary; and
- Being accountable personally for adherence to the Code.

2. Background
The Company's objective is to operate its business and to meet its responsibilities in a manner consistent with the legal and regulatory requirements for a trade repository and a security-based trade repository and consistent with effective corporate governance practices. The Company further seeks to operate its businesses to support regulatory authorities with regulatory data reports and access related to the derivatives markets, consistent with the responsibilities of a trade repository ("TR").

The Board is responsible for the stewardship of the Company, assuring that it continues to have the critical capabilities needed to achieve its objectives. Given the Company's aim to ensure the continued stable operations of a TR and the containment and resolution of potential risks within the system, the Board recognizes that the Company's responsibilities for successful management, mitigation and progressive reduction in the risks of the Company's constituents in regulatory reporting and the TR must be viewed as primary among its overall responsibilities.
3. The Company is subject to supervision by the U.S. Commodity Futures Trading Commission ("CFTC"), Autorite des Marches Financiers ("AMF"), The Manitoba Securities Commission ("MSC"), and the Ontario Securities Commission ("OSC"). As a result, directors may have certain responsibilities that are specified by statute or regulation and individual directors can be held accountable by the regulators for their performance as directors.
4. User Representation
The Directors are required to act in good faith to promote the interests of Company and the common interest of all of the participants. This is true even if the Director was elected to the Board solely because his or her employer is a fees-paying user of the Company's services.  Each Director must be able to adequately incorporate an Independent Perspective in his or her decision-making process. "Independent Perspective" as defined by the CFTC means a viewpoint that is impartial regarding competitive, commercial or industry concerns and contemplates the effect of a decision on all constituencies involved" (See, Section 49.2 of the CFTC regulations).
5. Duty of Care
As a fiduciary of the Company, each Director has a responsibility to:
a. be reasonably well informed about the activities of the Company and to exercise independent judgment on all decisions;
b. read the information provided for Board meetings sufficiently in advance of the meeting to provide an opportunity for reflection and/or request additional information should such be needed, recognizing that each Director may rely, when it is reasonable to do so, upon information and reports provided by management, a committee, advisory groups, the Company's independent auditors and other advisors retained by the Company, the Board or a committee; and
c. regularly attend meetings of the Board and of the committees on which the Director sits in person. (The Chairman of the Board may request the voluntary resignation of a person who regularly misses meetings. Attendance by telephone is permissible in the exceptional case where the Director simply cannot attend in person, although such attendance is generally discouraged as the Board or committee may be less likely to have the kind of interaction that leads to fully informed discussions and decisions.)
6. Duty of Loyalty/Conflict of Interest Policy
A. General
The duty of loyalty requires Directors to exercise their powers in good faith and in the best interests of the Company, rather than in their own interests or the interests of another entity or person (including without limitation, their employer).
Conflicts between the interests of the Company and the personal or financial interests of a Director may arise from time to time. While some transactions or arrangements involving conflicts of interest may subject the Company or its Directors to liability, other such transactions or arrangements may be in the best interests of the Company so long as appropriate procedures are followed. This Code is designed to assist Directors in identifying conflicts and in handling them appropriately.
Neither the Company nor any Director shall enter into any transaction or arrangement that involves an actual, potential, or apparent conflict of interest except in compliance with this Code.
B. Conflict of Interest
A conflict of interest is present whenever the interests of the Company compete with the interests of a Director, the Director's employer, or any other party with which a Director is associated, or otherwise whenever a Director's corporate or personal interests could be reasonably viewed as affecting his or her objectivity or independence in fulfilling the Director's duties to the Company.
While it is not possible to anticipate all possible conflict situations, conflicts of interest typically arise whenever a Director, an immediate family member or other personal associate of a Director or a firm with which a Director is associated as a Director, officer, employee or beneficial owner of 1% or more of the firm's equity interests, has (directly or indirectly) a business interest in a party with whom the   Company is doing business in some capacity or in a transaction or other activity that competes (directly or indirectly) with a transaction or activity which the Company is pursuing or conducting.
Situations involving potential conflicts of interest may also include instances in which a Director, an immediate family member or other personal associate of a Director, or a firm with which a Director is associated as a Director, officer, employee or beneficial owner, has (directly or indirectly):
1. a compensation arrangement (other than with respect to fees payable to a Director in his or her capacity as an employee or Director) or other interest in a transaction with the Company;
2. a compensation arrangement or other interest in or affiliation (subject to de minimis exceptions) with any entity or individual that: (a) sells goods or services to, or purchases goods or services from, the Company; or (b) the Company has, or is negotiating, or contemplating negotiating, any other transaction or arrangement;
3. used his or her position, or confidential information or the assets of the Company to his or her (or an associated party's) personal advantage or for an improper or illegal purpose;
4. solicited or accepted any gift, entertainment, or other favor where such gift might create the appearance of influence on the Director (other than gifts of nominal value, which are clearly tokens of respect and friendship unrelated to any particular transaction or arrangement);
5. acquired any property or other rights in which the Company has, or the Director knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest;
6. taken advantage of an opportunity related to the activities of the Company that is available to the Company or to the Director, unless the Board has made an informed decision that the Company will not pursue that opportunity;
7. a business interest that is affected by any transaction, arrangement, or decision involving the Company; or
8. any other circumstances that may, in fact or in appearance, make it difficult for the Director to exercise independence, objective judgment or otherwise perform effectively.

C. Disclosure of an Actual, Potential or Apparent Conflict of Interest
Conflict identification and analysis can be difficult and, therefore, Directors are at all times expected to act on the side of caution and immediately bring to the attention of the DDR Chief Compliance Officer and either the Chairman of the Board or the Counsel any matters that may involve conflicts of interest or be reasonably perceived by others to raise questions about potential conflicts even if the person does not believe that an actual conflict exists. Disclosures should be made in advance, before any action is taken on the matter.
In addition, each Director shall complete an annual Questionnaire Concerning Conflicts of Interest, disclosing any actual, potential, or apparent conflicts. They shall also promptly disclose any relevant change in circumstances. The Questionnaires shall be reviewed by the Company's Counsel and the Chief Compliance Officer.
D. Evaluation of an Actual, Potential or Apparent Conflict of Interest
The DDR Chief Compliance Officer, in consultation with the Chairman of the Board or the DDR Counsel, as appropriate, shall evaluate conflict disclosures and make other necessary inquiries to determine the extent and nature of any actual or potential conflict of interest, consulting with the Chairman of the Board or the DDR Counsel as appropriate. If appropriate, the DDR Chief Compliance Officer shall consider alternatives to the proposed transaction or arrangement and consult with the Board when needed.
E. Resolution of an Actual, Potential or Apparent Conflict of Interest
The Company may enter into a transaction or other arrangement in which there is an actual or potential conflict of interest only if at a duly held Board meeting a majority of those Directors (if a quorum is present at such time) who have no interest in the transaction or arrangement approve the transaction or arrangement after determining, in good faith and after reasonable inquiry, that:

1. entering into the transaction or arrangement is in the best interests of the Company, while considering the Company's purpose and resources, and the possibility of creating an appearance of impropriety that might impair the confidence in, or the reputation of, the Company (even if there is no actual conflict or wrongdoing);
2. the transaction or arrangement in its entirety, and each of its terms, are fair and reasonable to the Company, after consideration of available alternatives;
3. the transaction or arrangement furthers the Company's purpose; and
4. the transaction or arrangement is not prohibited by law or regulation.

7.   . Duty of Confidentiality
Directors receive a considerable amount of confidential information during the course of their work. Directors must protect the confidentiality of information they acquire in the course of their activities for the Company. Confidential information includes all non-public information learned as a Director of the Company and includes, but is not limited to, the content and tenor of deliberations in the boardroom and information that the Company indicates through its policies, procedures or other instructions should not be disclosed to others or used for the personal benefit of Directors or others.
Directors must not, either during or after service with the Company:
1. Use confidential information for their own personal benefit, the benefit of others, or to the detriment of the Company; or
2. Disclose confidential information to others, without the prior written consent of the Chairman of the Board or the DDR Counsel and notice to the DDR Chief Compliance Officer, except:
(a) To others within the Company or to outside advisors who have been retained by the Board, committee, management or the Director and who are subject to confidentiality obligations if it is necessary for the performance of his or her responsibilities and the Director is acting solely in the Company's best interests; or
(b) If compelled to do so by valid legal process, provided that the DDR Counsel is immediately notified and provided a reasonable opportunity to challenge such process or obtain appropriate safeguards with respect to the information.
Confidential information could include, for example, information relating to participants, applicants, employees, suppliers, vendors and/or business practices, financial information, prospects, plans, trade secrets, know-how and potential transactions. All information received in connection with a Board or Board committee meeting and/or during such a meeting (including, without limitation, voting results, expressions of opinion and the conduct and tenor of deliberations), whether in closed session or in the presence of invited guests, is confidential unless otherwise indicated by the Chairman of the Board or Board committee, as applicable.
8. Duty of Fair Access
Under applicable law, the Company, as a trade  repository and security-based trade  repository, must ensure fair access to the services provided by the Company and must not adopt policies and procedures that are unreasonably discriminatory. Directors should consider these requirements in performing their duties, including in consideration of any actual or potential conflict of interest.
9. Inquiries from the Media and Others
The Chairman of the Board and his designees are authorized in most circumstances to speak for the Company. The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules. Inquiries from the media and others should be immediately directed to the DTCC Communications Department and Directors should refrain from responding to any inquiries unless compelled to do so by valid legal process.
10. Compliance with Laws, Rules and Regulations
Each Director must comply with all applicable laws, rules and regulations. Violation of laws and regulations may subject Directors, as well as the Company, to civil and/or criminal penalties. Legal compliance is not always intuitive. When there is any doubt as to the lawfulness of any proposed activity, Directors should seek advice from the DDR Counsel, as necessary. Certain legal obligations and policies that are particularly important to the Company and its reputation are summarized in this Code. Further information on any of these matters may be obtained from the Counsel.

11. Raising Questions and Concerns

Each Director is responsible for promptly reporting to the Chairman of the Board or to the DDR Counsel and the DDR Chief Compliance Officer any circumstances that the Director believes in good faith may constitute a violation of this Code, or any other policy of the Company, or applicable law, regulations and rules.
It is the Company's policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business and to protect those who communicate bona fide concerns from any retaliation for such reporting. No retribution against any individual who reports violations of this Code in good faith will be permitted.
Suspected violations will be investigated by the Board or a person or persons designated by the Board, and appropriate action will be taken in the event of any violations of this Code.

12. Amendments and Waivers of this Code

Any amendment or waiver of this Code must be reviewed by the DDR Chief Compliance Officer and be approved by the Board.

CERTIFICATE OF COMPLIANCE

I hereby certify that I have read,
(Print name)
understand and am in compliance with the terms of the foregoing "DTCC Data Repository (U.S.) LLC's Board Code of Ethics."
Date: Signature:
Title:

If you have any questions, please contact the DTCC Data Repository (U.S.) LLC's Counsel:
DDR Counsel
DTCC Data Repository (U.S.) LLC 55 Water Street
New York, New York 10041
Telephone: 813.470.2733

Please return the signed Certificate of Compliance to Corporate Secretary via email at: CorporateSecretary@dtcc.com.